Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

(410) 363-3000, Ext. 224

or

Zachary Mizener

Lambert & Co.

(315) 529-2348

Universal Security Instruments Reports Second-Quarter Results

OWINGS MILLS, Md. November 20, 2023 - Universal Security Instruments, Inc. (NYSE AMEX: UUU) today announced results for its fiscal second quarter and six months ended September 30, 2023.

For the three months ended September 30, 2023, sales decreased 36.5% to $3,717,455 compared to sales of $5,857,141 for the same period last year. The Company reported a net loss of $186,425, or $0.08 per basic and diluted share, compared to net income of $200,602 or $0.09 per basic and diluted share for the same period last year.

For the six months ended September 30, 2023, sales decreased 0.7% to $10,416,226 versus $10,492,445 for the same period last year. The Company reported a net loss of $21,295, or $0.01 per basic and diluted share, compared to net income of $94,464 or $0.04, per basic and diluted share for the corresponding 2022 period.

“Sales were lower this quarter due to delays in getting cargo off the pier in California and supply chain issues. Our net loss was also partially due to an additional premium expense of $148,000 in the 2023 period following an insurance audit, and lower net income for the 2023 period when compared to the 2022 period due to a Federal Employee Retention Credit of approximately $181,000 in the 2022 period which was not repeated in the 2023 period.” said Harvey Grossblatt, President.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer and distributor of safety and security devices. Founded in 1969, the Company has an over 54-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms.  For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(UNAUDITED)

	Three Months Ended
	September 30,
	2023	2022
Sales	$3,717,455	$5,857,141
Net (loss) income	(186,425)	200,602
(Loss) Earnings per share:
Basic and diluted	$(0.08)	$0.09

Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

	Six Months Ended
	September 30,
	2023	2022
Sales	$10,416,226	$10,492,445
Net (loss) income	(21,295)	94,464
(Loss) Earnings per share:
Basic and diluted	$(0.01)	$0.04

Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	Sept. 30, 2023	Sept. 30, 2022
ASSETS
Cash	$254,818	$178,878
Accounts receivable and amount due from factor	3,130,458	5,367,025
Inventory	4,968,433	5,171,217
Prepaid expense	365,630	328,188

TOTAL CURRENT ASSETS	8,719,339	11,045,308

PROPERTY, EQUIPMENT AND INTANGIBLE ASSETS–NET	276,043	436,142
OTHER ASSETS	—	4,000
TOTAL ASSETS	$8,995,382	$11,485,450

LIABILITIES AND SHAREHOLDERS’ EQUITY

Line of credit – factor	$912,147	$2,876,070
Note payable – Eyston Company Ltd.	—	481,440
Short-term portion of operating lease liability	154,969	147,593
Accounts payable	1,990,116	2,605,544
Accrued liabilities	507,563	393,900
TOTAL CURRENT LIABILITIES	3,564,795	6,504,547

LONG TERM PORTION OF OPERATING LEASE LIABILITY	93,065	248,033
TOTAL LONG-TERM LIABILITIES	93,065	248,033

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,312,887 at September 30, 2023 and 2022	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Accumulated Deficit	(7,571,448)	(8,176,100)

TOTAL SHAREHOLDERS’ EQUITY	5,337,522	4,732,870
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,995,382	$11,485,450